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As filed with the Securities and Exchange Commission on May 27, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAIN STREET RESTAURANT GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	11-2948370 (I.R.S. Employer Identification Number)

5050 N. 40th Street, Suite 200
Phoenix, Arizona 85018
(602) 852-9000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

William G. Shrader
President and Chief Executive Officer
Main Street Restaurant Group, Inc.
5050 N. 40th Street, Suite 200
Phoenix, Arizona 85018
(602) 852-9000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Robert S. Kant, Esq.
Brian H. Blaney, Esq.
Elizabeth W. Fraser, Esq.
Greenberg Traurig, LLP
2375 East Camelback Road
Phoenix, Arizona 85016
(602) 445-8000

        Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of the Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock(3)	2,906,976 Shares	$3.14	$9,127,904.64	$1,074.35

(1)
Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend, or similar transaction.
(2)
Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low sales prices of our common stock on May 24, 2005 as reported on the Nasdaq National Market.
(3)
Such shares are being registered for resale from time to time by certain selling stockholders.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 27, 2005

PROSPECTUS

2,906,976 Shares

Common Stock

        The stockholders of Main Street Restaurant Group, Inc. listed in this prospectus are offering for sale up to 2,325,581 shares of common stock and 581,395 shares of common stock issuable upon exercise of warrants. Some of these stockholders may be considered to be "affiliates" of our company as defined in Rule 405 under the Securities Act of 1933.

        We expect that sales made pursuant to this prospectus will be made

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  in broker's transactions;

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  in block trades on the Nasdaq National Market;

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  in transactions directly with market makers; or

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  in privately negotiated sales or otherwise.

        We will not receive any of the proceeds of sales by the selling stockholders. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares of common stock.

        The selling stockholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at negotiated prices at the time of the sale. Securities laws and SEC regulations may require the selling stockholders to deliver this prospectus to purchasers when they resell their shares of common stock.

        Our common stock is traded on the Nasdaq National Market under the symbol "MAIN." On May 24, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $3.14 per share.

        See "Risk Factors," on page 3, for a discussion of certain risk factors that should be considered by prospective purchasers of our common stock offered under this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information.

        We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the shares of common stock that are part of this offering.

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  Annual Report on Form 10-K for the year ended December 27, 2004;

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  Quarterly Report on Form 10-Q for the quarter ended March 28, 2005;

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  Definitive proxy statement on Schedule 14A filed on April 22, 2005, with respect to our annual meeting of stockholders to be held on June 8, 2005;

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  Current Report on Form 8-K filed April 13, 2005;

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  Current Report on Form 8-K filed April 18, 2005;

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  Current Report on Form 8-K filed May 4, 2005;

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  Current Report on Form 8-K filed May 26, 2005;

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  The description of our common stock contained in our registration statement on Form 8-A filed on June 29, 1990, including any amendment or report filed for the purpose of updating that description; and

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  Form 8-A filed on May 24, 2005, including any amendment or report filed for the purpose of updating that description.

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus, except as so modified or superseded.

        You may request a copy of these filings at no cost by writing or telephoning our corporate secretary at the following address and telephone number: Main Street Restaurant Group, Inc., 5050 N. 40th Street, Suite 200, Phoenix, Arizona 85018, telephone number (602) 852-9000.

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SUMMARY

        The following summary does not contain all of the information that may be important to purchasers of our common stock. Prospective purchasers of common stock should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this prospectus.

The Company

        We are the world's largest franchisee of TGI Friday's restaurants, currently owning 52 TGI Friday's restaurants. In addition, we own and operate 13 Bamboo Club "Asian Bistro" restaurants and own 4 Redfish Seafood Grill and Bar restaurants. We also operate an Alice Cooper'stown restaurant in Cleveland, Ohio, pursuant to a license agreement with Celebrity Restaurants, L.L.C.

        TGI Friday's restaurants are full-service, casual dining establishments featuring a wide selection of freshly prepared, popular foods and beverages served by well-trained, friendly employees in relaxed settings. Bamboo Club "Asian Bistro" restaurants are full-service, casual plus restaurants that feature an extensive and diverse menu of innovative and tantalizing Pacific Rim cuisine. Redfish Seafood Grill and Bar restaurants are full-service, casual dining restaurants that feature a broad selection of New Orleans style fresh seafood, Creole and seafood cuisine, and traditional southern dishes, as well as a "Voodoo" style lounge, all under one roof. Alice Cooper'stown restaurants are rock and roll and sports themed and feature a connection to the music celebrity Alice Cooper.

        We own the exclusive rights to develop additional TGI Friday's restaurants in Southern California, Nevada, Arizona, New Mexico, and El Paso, Texas and own TGI Friday's restaurants in the metropolitan areas of Kansas City, Kansas, and Kansas City, Missouri. We own the Bamboo Club and Redfish brands.

Our Strategy

        Our strategy is to capitalize on the brand-name recognition and goodwill associated with TGI Friday's restaurants and to expand our restaurant operations through:

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  the development of an additional 16 TGI Friday's restaurants by 2009 in our existing development territories,

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  the limited development of additional Bamboo Club restaurants in certain key markets in the United States when our development capital allows, and

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  the possible acquisition or development of restaurants operating under other restaurant concepts.

        We also seek to improve our profitability by continuing to enhance the dining experience of our guests and improving operating efficiency at all of our restaurant brands, by reducing our long-term debt, and by selling non-core assets or restaurants in non-core markets. We also may explore opportunities to franchise Bamboo Club and Redfish concepts to third parties in the future.

Our History

        We were incorporated in December 1988. On July 15, 2004, we changed our name from Main Street and Main Incorporated to Main Street Restaurant Group, Inc.

Our Offices

        We maintain our principal executive offices at 5050 N. 40th Street, Suite 200, Phoenix, Arizona 85018. Our telephone number is (602) 852-9000.

        Our website is located at www.mainandmain.com. The information contained on our website does not constitute part of this prospectus. Through our website, we make available free of charge our annual reports on Form 10-K, our proxy statements, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act. These reports are available as soon as reasonably practicable after we electronically file those materials with the Securities and Exchange Commission. We also post on our website the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees; our Corporate Governance Guidelines, our Code of Conduct, our Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq regulations. The documents are also available in print by contacting our corporate secretary at our executive offices.

The Offering

Common Stock offered by the selling stockholders	2,906,976 shares
Use of proceeds	We will not receive any of the proceeds of sales of common stock by the selling stockholders.
Nasdaq National Market Symbol	MAIN

RISK FACTORS

        Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

We face risks associated with changes in general economic and political conditions that affect consumer spending.

        Adverse economic conditions and any related decrease in discretionary spending by our customers have an adverse affect on our revenues and operating results. When the economy struggles, our customers may become more apprehensive about the economy and reduce their level of discretionary spending. We believe that a decrease in discretionary spending could impact the frequency with which our customers choose to dine out or the amount they spend on meals while dining out, thereby decreasing our revenues. Additionally, military and governmental responses to future terrorist attacks and the prospect of future wars may exacerbate the then current economic conditions, and may lead to weakening in the economy.

We depend on TGI Friday's Inc.

        Our success depends, to a significant extent, on the continued vitality of the TGI Friday's restaurant concept and the overall success of the TGI Friday's system. We have no control over the management or operation of TGI Friday's Inc. or other TGI Friday's franchisees. A variety of factors affecting TGI Friday's Inc. or the TGI Friday's concept could have a material adverse effect on our business. These factors include the following:

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  any business reversals that TGI Friday's Inc. may encounter;

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  a failure by TGI Friday's Inc. to promote the TGI Friday's name or restaurant concept;

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  the inability or failure of TGI Friday's Inc. to support its franchisees, including our company;

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  the failure to operate successfully the TGI Friday's restaurants that TGI Friday's Inc. itself owns; and

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  negative publicity with respect to TGI Friday's Inc. or the TGI Friday's name.

        The future results of the operations of our restaurants will not necessarily reflect the results achieved by TGI Friday's Inc. or its other franchisees, but will depend upon such factors as the effectiveness of our management team, the locations and markets of our restaurants, and the operating results of those restaurants.

Our franchise agreements with TGI Friday's Inc. require substantial payments.

        Our franchise agreement with TGI Friday's Inc. for each TGI Friday's restaurant that we own generally requires us to pay an initial franchise fee of $50,000, although currently the fee is $25,000 in Southern California, pay royalties of generally 4% of the restaurant's gross sales, although we have entered into a California Development Incentive Agreement which will reduce a portion of these fees, and spend up to 4% of the restaurant's gross sales on advertising, which may include contributions to a national marketing pool administered by TGI Friday's Inc.

        TGI Friday's Inc. requires us and its other franchisees to contribute a percentage of gross sales to the national marketing pool, which has been set at 4% for 2005. We must pay or accrue these amounts regardless of whether or not our restaurants are profitable.

        If we fail to satisfy these requirements or otherwise default under the franchise agreements, we could be subject to potential damages for breach of contract and could lose our franchise rights for some or all of our TGI Friday's restaurants. We also could lose our rights to develop additional TGI Friday's restaurants.

Our development agreements with TGI Friday's Inc. require us to open additional TGI Friday's restaurants.

        Our development agreements with TGI Friday's Inc. require us to open additional TGI Friday's restaurants. We may not be able to secure sufficient restaurant sites that we believe are suitable or we may not be able to develop restaurants on terms and conditions that we consider favorable in order to satisfy the requirements of the development agreements. The development agreements give TGI Friday's Inc. certain remedies in the event that we fail to comply with the development schedule in a timely manner or if we breach the confidentiality or non-compete provisions of the development agreements. These remedies include, under certain circumstances, the right to reduce the number of restaurants we may develop in the related development territory or to terminate our exclusive right to develop restaurants in the related development territory. In the past, we have negotiated waivers from TGI Friday's Inc. of the obligations we have not fulfilled. However, we can provide no assurance that we will successfully fulfill these obligations in the future or, if we do not, that we will be able to obtain waivers.

Our assets may become impaired due to changing and adverse economic conditions.

        Our assets may become impaired due to changing economic conditions. When we encounter a "triggering" event, decide to close a restaurant, or perform a periodic review of our marginally performing locations (particularly in the fourth quarter of each year), we record appropriate asset impairment charges if necessary. The amount of impairment charges and the allocation of goodwill, if any, is based upon assessments of current and future economic conditions and their estimated impact on our ability to recover our investment in long-lived assets. Even in strong economic conditions, there can be conditions or local situations that might require the recording of asset impairment charges. In 2004, we recorded impairment write-downs and lease termination charges of $1.4 million. We will continue to perform periodic asset impairment tests and it is likely that we will record future asset impairment charges.

We have significant debt, and we may be unable to continue to meet debt covenants.

        We have incurred significant indebtedness in connection with our growth strategy. As of December 27, 2004, we had long-term debt of approximately $46.1 million (including current portion of $3.9 million), and a working capital deficit of $19.7 million. Our borrowings include financial covenants, which have been amended and revised from time to time, generally based on EBITDA, which limits the amount we can borrow. These debt agreements require us to measure our compliance with financial covenants each fiscal quarter. If we fail to meet any financial covenants, our lenders could call their loans immediately. There can be no assurance we will continue to meet these covenants in the future. Currently, the assets of all of our restaurants are pledged directly or indirectly to secure our debt obligations.

Our borrowings involve substantial interest expense.

        Our borrowings will result in interest expense of approximately $4.0 million in 2005 and $3.5 million in 2006, based on currently prevailing interest rates and assuming outstanding and contemplated indebtedness is paid in accordance with the existing payment schedules without any prepayments or additional borrowings. Additionally, current interest rates are at historically low levels. If interest rates were to increase, our interest costs would also increase, since approximately 19% of our debt, after consideration of the impact of our swap agreements, is variable interest rate debt. We must make these interest payments regardless of our operating results.

We depend on a key food product distributor.

        We depend on U.S. Foodservice, a national food distribution service company, to serve substantially all of our restaurants in California, Arizona, and Nevada, and for all of our Bamboo Club and Redfish restaurants. U.S. Foodservice is a subsidiary of Royal Ahold, which in early 2003 announced a major financial restatement to its 2001 and earlier financial statements. The inability of U.S. Foodservice to continue providing us with a high level of quality and dependability in the receipt of our supplies, at the cost advantages resulting from our volume purchases, could have a material impact on our business.

        We believe that all essential products are available from other national suppliers as well as from local suppliers in the cities in which our restaurants are located in the event we must purchase our products from other suppliers; however, there can be no assurance that we will be able to match quality, price, or dependability of supply.

We face risks associated with the expansion of our operations.

        The success of our business depends on our ability to expand the number of our restaurants, either by developing or acquiring additional restaurants. Our success also depends on our ability to operate and manage successfully our growing operations. Our ability to expand successfully will depend upon a number of factors, including the following:

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  the availability and cost of suitable restaurant locations for development;

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  the availability of restaurant acquisition opportunities;

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  the hiring, training, and retention of additional management and restaurant personnel;

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  the availability of adequate financing;

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  the continued development and implementation of management information systems;

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  competitive factors; and

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  general economic and business conditions.

        Increased construction costs and delays resulting from governmental regulatory approvals, strikes, or work stoppages, adverse weather conditions, and various acts of God may also affect the opening of new restaurants. Newly opened restaurants may operate at a loss for a period following their initial opening. The length of this period will depend upon a number of factors, including the time of the year the restaurant is opened, the sales volume, and our ability to control costs.

        We may not successfully achieve our expansion goals. Additional restaurants that we develop or acquire may not be profitable. In addition, the opening of additional restaurants in an existing market may have the effect of drawing customers from and reducing the sales volume of our existing restaurants in those markets.

We will need additional capital for expansion, which may or may not be available.

        We will need additional funds to develop new restaurants, including funds for construction, tenant improvements, furniture, fixtures, equipment, training of employees, permits, initial franchise fees, and other expenditures. We have no additional borrowing capacity under our credit agreements. However, we believe our cash flows from operations in 2005 will be sufficient to fund all of our planned capital expansion, which includes opening four new restaurants in 2005. However, we will require funds to develop additional TGI Friday's and Bamboo Club restaurants after 2005 and to pursue any additional restaurant development or restaurant acquisition opportunities that may arise and to comply with our required minimum restaurant openings in accordance with our development agreements with TGI Friday's Inc.

        In the future, we may seek additional equity or debt financing to provide funds so that we can develop or acquire additional restaurants and to pay down debt. Such financing may not be available or may not be available on satisfactory terms. If financing is not available on satisfactory terms, we may be unable to satisfy our obligations under our development agreements with TGI Friday's Inc. or otherwise to expand our restaurant operations. While debt financing will enable us to add more restaurants than we otherwise would be able to add, debt financing increases expenses and is limited as to availability due to our past financial results, and we must repay the debt regardless of our operating results. Future equity financings will likely result in dilution to our stockholders, and that dilution could be significant.

We will be subject to the risks associated with franchising operations if we begin franchising the Redfish or Bamboo Club concepts.

        We do not have any immediate plans to begin franchising. However, we will be subject to the risks associated with franchising if we begin franchising activities in the future. If we develop a franchising program, our success as a franchisor will depend upon our ability to develop and implement a successful system of concepts and operating standards and to attract and identify suitable franchisees with adequate business experience and access to sufficient capital to enable them to open and operate restaurants in a manner consistent with our concepts and operating standards. We cannot provide assurance that we would be able to successfully meet these challenges as a franchisor. In addition, as a franchisor we would be subject to a variety of federal and state laws and regulations, including Federal Trade Commission regulations, governing the offer and sale of franchises. These laws and regulations could result in significant increased expenses and potential liabilities for our company in the event we engage in franchising activities in the future.

We face risks that affect the restaurant industry in general.

        A variety of factors over which we have no control may affect the ownership and operation of restaurants. These factors include adverse changes in national, regional, or local economic or market conditions; increased costs of labor or food products; fuel, utility, and energy and other price increases; competitive factors; the number, density, and location of competitors; and changing demographics, traffic patterns, and consumer tastes, habits, and spending priorities.

        Third parties may file lawsuits against us based on discrimination, personal injury, claims for injuries or damages caused by serving alcoholic beverages to an intoxicated person or to a minor, or other claims. As a multi-unit restaurant operator, our business could be adversely affected by publicity about food quality, illness, injury, or other health and safety concerns or operating issues at one restaurant or a limited number of restaurants operated under the same name, whether or not we actually own or manage the restaurants in question. We cannot predict any of these factors with any degree of certainty. Any one or more of these factors could have a material adverse effect on our business.

        Employees may file claims or lawsuits against us based on discrimination or wrongful termination or based upon their rights created by the state laws wherein we do business. These claims or lawsuits could result in unfavorable publicity and could have a material adverse effect on our business.

We face rising insurance costs.

        The cost of insurance (workers' compensation insurance, general liability insurance, health insurance, and directors and officers liability insurance) has risen significantly in the past few years and is expected to continue to increase in 2005. In California, we face significantly higher benefits and costs for workers' compensation claims as compared to other markets. We may be unable to make the improvements in our operations to mitigate the effects of higher costs.

We face intense competition.

        The restaurant business is highly competitive with respect to price, service, and food type and quality. Restaurant operators also compete for attractive restaurant sites and qualified restaurant personnel and managers. Our restaurants compete with a large number of other restaurants, including national and regional restaurant chains and franchised restaurant systems, as well as with locally owned, independent restaurants. Many of our competitors have greater financial resources, more experience, and longer operating histories than we possess.

We depend upon our senior management.

        Our success depends, in large part, upon the services of our senior management. The immediate loss of the services of any members of our senior management team, without a reasonable period of transition, could have a material adverse effect on our business. We do not maintain any life insurance on these senior executives.

We face risks associated with government regulation.

        Various federal, state, and local laws affect our business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites. These sites are subject to zoning, land use, environmental, traffic, and other regulations of state and local governmental agencies. City ordinances or other regulations, or the application of such ordinances or regulations, could impair our ability to construct or acquire restaurants in desired locations and could result in costly delays.

        The delay or failure to obtain or maintain any licenses or permits necessary for operations could have a material adverse effect on our business. In addition, an increase in the minimum wage rate, employee benefit costs, or other costs associated with employees could adversely affect our business. We also are subject to the Americans with Disabilities Act of 1990 that, among other things, may require us to install certain fixtures or accommodations in new restaurants or to renovate existing restaurants to meet federally mandated requirements.

        Sales of alcoholic beverages represent an important source of revenue for each of our restaurants. The temporary suspension or permanent loss or the inability to maintain a liquor license for any restaurant would have an adverse effect on the operations of that restaurant. We do not plan to open a restaurant in any location for which we believe we cannot obtain or maintain a liquor license.

We face increased expenditures of time and money associated with compliance with changing regulation of corporate governance and public disclosure.

        Keeping abreast of, and in compliance with, changing laws, regulations, and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, and Nasdaq National Market rules, has required an increased amount of management attention and external resources. We remain committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest all reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Litigation could have a material adverse effect on our business.

        We are from time to time the subject of complaints or litigation from guests alleging food-borne illness, injury, or other food quality, health, or operational concerns. We may be adversely affected by publicity resulting from such allegations regardless of whether such allegations are valid or whether we are liable. We are also subject to complaints or allegations from former or prospective employees from time to time. A lawsuit or claim could result in an adverse decision against us that could have a material adverse effect on our business.

        We are subject to state "dram shop" laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to such person. While we carry liquor liability coverage as part of our existing comprehensive general liability insurance, we may still be subject to a judgment in excess of our insurance coverage and we may not be able to obtain or continue to maintain such insurance coverage at reasonable costs, or at all.

The market price of our common stock has been highly volatile.

        Historically, the market price of our common stock has been extremely volatile. In the future, the market price of our common stock may be subject to wide fluctuations as a result of a variety of factors, including the following:

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  quarterly variations in our operating results or those of other restaurant companies;

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  changes in analysts' estimates of our financial performance;

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  changes in national and regional economic conditions, the financial markets, or the restaurant industry;

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  natural disasters; and

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  other developments affecting our business or other restaurant companies.

        The trading volume of our common stock has been limited, which may increase the volatility of the market price for our stock. In addition, the stock market has experienced extreme price and volume fluctuations in recent years. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons not necessarily related to the operating performances of these companies.

Our management controls a significant portion of the voting power of our common stock.

        As of May 24, 2005, our directors and executive officers own or control, directly or indirectly, approximately 4,654,836 shares, or 27%, of our outstanding common stock. These directors and officers also hold options to purchase an aggregate of 1,527,250 shares of common stock at exercise prices ranging from $1.67 to $5.81 per share. As a result, these persons voting together have significant voting power, including the election of directors and the approval of other corporate matters. In addition, CIC MSRG LP ("CIC") owns or controls 2,325,581 shares, or 13.7% of our outstanding common stock, and holds warrants to purchase an additional 581,395 shares of common stock. Under the purchase agreement with CIC, we agreed to nominate a person specified by CIC to our board of directors when requested by CIC as long as CIC beneficially owns at least 465,116 shares of our common stock. The appointment of a CIC nominee could further increase the number of shares held by our directors and officers.

The existence of stock options and warrants may adversely affect the terms of future financings.

        As of May 24, 2005, stock options to persons other than directors or officers to acquire an aggregate of 1,682,418 shares of common stock were outstanding, and warrants to purchase 581,395 shares of common stock were outstanding. An additional 823,548 shares of common stock have been reserved for issuance upon exercise of options that may be granted under our existing stock option plans. During the terms of those options, the holders of those securities will have the opportunity to profit from an increase in the market price of our common stock. The existence of options and warrants may adversely affect the terms on which we can obtain additional financing in the future, and the holders of options and warrants can be expected to exercise those options or warrants at a time when, in all likelihood, we would be able to obtain additional capital by offering shares of common stock on terms more favorable to us than those provided by the exercise of such options or warrants.

Sales of large numbers of shares could adversely affect the price of our common stock.

        Sales of substantial amounts of common stock in the public market, or even the potential for such sales, could adversely affect prevailing market prices for our common stock and could adversely affect our ability to raise capital. As of May 24, 2005, there were 16,967,509 shares of our common stock outstanding. All of these shares are freely transferable without restriction under the securities laws, unless they are held by our "affiliates," as that term is defined in the securities laws. Affiliates also are subject to certain of the resale limitations of Rule 144. Generally, under Rule 144, each person that beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from us or one of our affiliates may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of 1% of our then-outstanding common stock or the average weekly trading volume for the four weeks prior to the proposed sale of such shares.

We do not anticipate that we will pay cash dividends.

        We have never paid any cash dividends on our common stock, and we do not anticipate that we will pay cash dividends in the foreseeable future. We intend to apply any earnings to the expansion and development of our business. In addition, the terms of our credit facilities limit our ability to pay cash dividends on our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements and information contained in this prospectus and the documents incorporated by reference in this prospectus concerning our future, proposed, and anticipated activities; certain trends with respect to our revenue, margins, expenses, asset impairment charges, and earnings analysis; future restaurant operations and new restaurant acquisitions or development or dispositions; the restaurant industry outlook in general; and liquidity and anticipated cash needs and availability; and other statements contained in this prospectus and the documents incorporated by reference into this prospectus regarding matters that are not purely historical facts are forward-looking statements, as that term is defined in the Securities Act. Forward-looking statements include statements regarding our "expectations," "anticipation," "intentions," "beliefs," or "strategies" regarding the future. Accordingly, our actual results may differ, perhaps materially, from those expressed or implied by such forward-looking statements. Factors that could cause our actual results to differ materially from the forward-looking statements include those factors discussed above in "Risk Factors," which include but are not limited to the following:

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  changes in general economic and political conditions that affect consumer spending;

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  our dependence upon TGI Friday's Inc.;

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  our ability to meet our obligations under our franchise and development agreements with TGI Friday's, Inc.;

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  our ability to meet our debt covenants and to pay interest expense on our debt;

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  our dependence upon a key food distributor;

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  our ability to raise capital to expand our operations;

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  our ability to meet rising insurance costs;

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  our ability to effectively compete with others in the restaurant business;

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  our dependence on senior management; and

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  our ability to comply with government regulation of our business.

USE OF PROCEEDS

        We will not receive any of the proceeds from sales of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

        The following table sets forth (1) the name of each of the selling stockholders, (2) the number of shares of common stock beneficially owned by each such selling stockholder that may be offered for the account of such selling stockholder under this prospectus, and (3) the number of shares of common stock beneficially owned by each such selling stockholder upon completion of this offering. Such information was obtained from the selling stockholders but has not been independently verified by us. The term "selling stockholder" includes the persons listed below and their respective transferees, pledgees, donees, or other successors. Unless otherwise indicated, none of the selling stockholders has had a material relationship with us during the past three years. To our knowledge, there currently are no agreements, arrangements, or understandings with respect to the sale of any shares of our common stock.

	Shares Beneficially Owned Prior to Offering(1)			Shares Beneficially Owned After Offering(1)(2)
Name of Beneficial Owner			Shares Being Registered for Sale(2)
	Number	Percent		Number	Percent
CIC MSRG LP(3)	2,906,976	16.6%	2,906,976	—	—

(1)
Except as otherwise indicated, each selling stockholder named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by it. The numbers and percentages shown include (a) the shares of common stock actually owned as of May 24, 2005, and (b) the shares of common stock which the person or group had the right to acquire upon the exercise of warrants held by such selling stockholder on May 24, 2005. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire upon the exercise of warrants held by such selling stockholder are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(2)
We have no assurance that the selling stockholders will sell any of the securities being registered hereby.

(3)
Includes 581,395 shares issuable upon exercise of a five-year warrant, which warrant becomes exercisable on or after November 27, 2005. CIC Partners GP, LLC (the "General Partner") is the

  general partner of this selling stockholder. Messrs. Drew R. Johnson, Marshall B. Payne, and Michael S. Rawlings comprise all of the members and managers of the General Partner, in which capacity they may be deemed to share voting control and dispositive power over the securities held by this selling stockholder. Messrs. Johnson, Payne, and Rawlings disclaim beneficial ownership of the securities held by this selling stockholder.

PLAN OF DISTRIBUTION

        The selling stockholders may offer and sell the shares shown on the cover page of this prospectus at various times in one or more of the following transactions:

    •
    on or off the Nasdaq National Market; or

    •
    in privately negotiated transactions.

        The securities may be sold:

    •
    at prevailing market prices at the time of sale;

    •
    at prices related to those prevailing market prices;

    •
    at fixed prices; or

    •
    at negotiated prices.

        The transactions may be effected by one or more of the following methods:

    •
    ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    •
    purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

    •
    underwritten offerings;

    •
    block trades in which the broker or dealer will attempt to sell securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; or

    •
    negotiated transactions between selling stockholders and purchasers without a broker or dealer.

        This prospectus may also be used by those to whom a selling stockholder may pledge, donate, or transfer shares covered by this prospectus and the term "selling stockholder" as used in this prospectus shall also include that pledgee, donee, or transferee. To the extent required, this prospectus may be amended or supplemented from time to time to reflect any pledgee, donee, or other transferee that may offer shares under this prospectus and to describe a specific plan of distribution or transaction.

        In connection with the sale of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with hedging transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell our common stock short and redeliver shares covered by this prospectus to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares covered by this prospectus, which shares those broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction). The selling stockholders may also pledge their shares to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect that transaction).

        The selling stockholders and any broker-dealers, underwriters or other persons acting on the behalf of parties that participate in the distribution of securities may be deemed to be underwriters. If so, any commissions, discounts, or concessions received by them or profits they receive on the resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act.

        The selling stockholders may also sell their shares of common stock under Rule 144 promulgated under the Securities Act instead of under this prospectus, if Rule 144 is available for those sales.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution or a purchase by a dealer or through an underwritten offering. Such supplement will disclose:

    •
    the name of any participating dealer, underwriter, or agent;

    •
    the number of shares involved;

    •
    the price at which such shares will be offered for sale to the public;

    •
    any commissions to be paid or discounts or concessions to be allowed to any dealer, underwriter, or agent, where applicable; and

    •
    other facts material to the transaction.

        We will bear all costs, expenses, and fees in connection with the registration of the shares offered pursuant to this prospectus. The selling stockholders will pay all commissions and discounts, if any, attributable to the sales of the shares.

        We and the selling stockholders may indemnify underwriters, dealers, or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933, and agree to contribute to payments which these underwriters, dealers, or agents may be required to make.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona.

EXPERTS

        The financial statements of Main Street Restaurant Group, Inc. as of December 27, 2004 and December 29, 2003, and for each of the three years in the period ended December 27, 2004, and the related financial statement schedule incorporated into this prospectus have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed with the SEC, each such statement being qualified in all respects by such reference. For further information with respect to our company and the common stock offered by this prospectus, we refer you to the registration statement, exhibits, and schedules as well as to the information incorporated by reference in this prospectus.

        Anyone may inspect a copy of the registration statement and our other filings without charge at the public reference facility maintained by the SEC in its public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the registration statement and our other filings may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

        We have not authorized any person to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by or on behalf of us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares covered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. The information in this prospectus is current as of its date. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the affairs of our company or that the information contained in this prospectus is correct as of any subsequent date.

2,906,976 Shares

Common Stock

PROSPECTUS

                        , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses payable by the Registrant in connection with the offering described in the Registration Statement. We are paying all of the selling securityholders' expenses related to this offering, except that the selling securityholders will pay any applicable broker's commissions and expenses. All of the amounts shown are estimates except for the registration fee:

Amount to be Paid
SEC Registration Fee	$1,074
Accountants' Fees and Expenses	10,000
Legal Fees and Expenses	30,000
Printing and Engraving Expenses	5,000
Miscellaneous Fees	3,926

Total	$50,000

Item 15. Indemnification of Directors and Officers.

        Our restated certificate of incorporation and bylaws provide that we will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director or officer of our company, or who serves or served any other enterprise or organization at the request of our company (an "indemnitee").

        Under Delaware law, to the extent that an indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of our company, or serves or served any other enterprise or organization at the request of our company, we shall indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

        If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an indemnitee may be indemnified under Delaware law against both (1) expenses, including attorney's fees, and (2) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

        If unsuccessful in defense of a suit brought by or in the right of our company, where the suit is settled, an indemnitee may be indemnified under Delaware law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company except that if the indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to our company, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

        Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by our company. We may also advance expenses incurred by other employees and agents of our company upon such terms and conditions, if any, that the Board of Directors of the registrant deems appropriate.

Item 16. Exhibits.

Exhibit Number	Exhibit
4.2	Warrant issued to CIC MSRG LP(1)
4.3	Registration Rights Agreement by and between the Registrant and CIC MSRG LP dated as of April 27, 2005(1)
5.1	Opinion of Greenberg Traurig, LLP
10.31	Securities Purchase Agreement by and between the Registrant and CIC MSRG LP dated as of April 27, 2005(1)
23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)
23.2	Consent of Mayer Hoffman McCann P.C.
24.1	Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)

(1)
Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on May 4, 2005.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on May 27, 2005.

MAIN STREET RESTAURANT GROUP, INC.
By:	/s/ WILLIAM G. SHRADER William G. Shrader President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, William G. Shrader and Michael Garnreiter and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ WILLIAM G. SHRADER William G. Shrader	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 27, 2005
/s/ MICHAEL GARNREITER Michael Garnreiter	Chief Financial Officer, Executive Vice President, and Treasurer (Principal Financial and Accounting Officer)	May 27, 2005
John F. Antioco	Chairman of the Board
John C. Metz	Director
/s/ KENDA B. GONZALES Kenda B. Gonzales	Director	May 27, 2005
/s/ SERGIO S. ZYMAN Sergio S. Zyman	Director	May 27, 2005
/s/ WANDA WILLIAMS Wanda Williams	Director	May 27, 2005

EXHIBIT INDEX

Exhibit Number	Exhibit
4.2	Warrant issued to CIC MSRG LP(1)
4.3	Registration Rights Agreement by and between the Registrant and CIC MSRG LP dated as of April 27, 2005(1)
5.1	Opinion of Greenberg Traurig, LLP
10.31	Securities Purchase Agreement by and between the Registrant and CIC MSRG LP dated as of April 27, 2005(1)
23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)
23.2	Consent of Mayer Hoffman McCann P.C.
24.1	Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)

(1)
Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on May 4, 2005.

QuickLinks

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX